EXHIBIT 11


                 Statement Re Computation of Earnings per Share

                             Year ended December 31,



                                                   1995        1994      1993
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Weighted average number of shares outstanding   1,215,902   1,215,902  1,215,902
                                                --------------------------------

Net income (in thousands) ...................   $   8,211 $     7,507 $    7,366
                                                --------------------------------

Earnings per share ..........................   $   6.75 $      6.17 $      6.06
                                                --------------------------------


Note: Earnings per common share have been retroactively restated to reflect the 7 for 5 stock split in 1994.